Exhibit 10.12

AMENDMENT NO. 1
TO THE
2014 INCENTIVE PLAN
OF
COMMUNITY HEALTHCARE TRUST INCORPORATED

April 29, 2015

The Board of Director and Stockholders of Community Healthcare Trust Incorporated, a Maryland corporation (the “Corporation”), do hereby adopt the following Amendment No. 1 to the Corporation’s 2014 Incentive Plan (the “Incentive Plan”), effective as of the date set forth above, pursuant to the Articles of Incorporation, as amended, of the Corporation, the Bylaws, as amended, of the Corporation and the Maryland General Corporation Law (the “MGCL”). All capitalized terms used herein but not otherwise defined shall have the same meaning as provided in the Incentive Plan.

FIRST, the Incentive Plan is hereby amended by replacing the first sentence of Section 3.1. Number of Shares. with the following:

Subject to the following provisions of this Article 3, the aggregate number of shares of Common Stock that may be issued pursuant to all Awards under the Plan shall be equal to seven percent (7%) of the total number of shares of Common Stock outstanding after CHCT’s initial public offering (including any shares of Common Stock sold by CHCT pursuant to the exercise of any over-allotment option) and any shares sold in one or more private placements to be consummated concurrently with the initial public offering.

SECOND, except as hereinabove amended, the Corporation’s Incentive Plan is to continue in full force and effect.